Exhibit 99

Snap-on Announces Third Quarter 2021 Results

Sales up 10.2% from Q3 2020, organic sales up 7.0%;
Diluted EPS of $3.57 increases 8.8% from Q3 2020;

Sales up 15.1% from Q3 2019, organic sales up 11.1%;
Diluted EPS increases 20.6% from Q3 2019

KENOSHA, Wis.--(BUSINESS WIRE)--October 21, 2021--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the third quarter of 2021.

  Net sales of $1,037.7 million in the third quarter of 2021 increased $96.1 million, or 10.2% from 2020 levels, reflecting a $67.0 million, or 7.0%, organic sales gain, $19.5 million of acquisition-related sales, and $9.6 million of favorable foreign currency translation. Additionally, net sales in the period increased $135.9 million, or 15.1% from $901.8 million in the third quarter of 2019, reflecting a $101.3 million, or 11.1%, organic sales gain, $21.0 million of acquisition-related sales, and $13.6 million of favorable foreign currency translation.
  Operating earnings before financial services for the quarter of $201.3 million, or 19.4% of sales compared to $185.7 million, or 19.7% of sales in 2020.
  Financial services revenue in the quarter of $87.3 million increased $1.5 million from 2020 levels; financial services operating earnings in the quarter of $70.6 million compared to $65.6 million last year.
  Consolidated operating earnings for the quarter of $271.9 million compared to $251.3 million last year. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 24.2% and 24.5% in the third quarters of 2021 and 2020, respectively.
  The third quarter effective income tax rate was 23.7% in 2021 and 23.4% in 2020.
  Net earnings in the quarter of $196.2 million, or $3.57 per diluted share, compared to third quarter 2020 net earnings of $179.7 million, or $3.28 per diluted share and third quarter 2019 net earnings of $164.6 million, or $2.96 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

“We’re encouraged by our third quarter performance as it reflects the ongoing positive trajectory of our businesses and represents our fifth consecutive period of advancement beyond the pre-pandemic levels of 2019,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “The continued momentum of our operations demonstrates the varied and abundant opportunities along our runways for growth and, we believe, confirms the resilience of our markets and our considerable capabilities to overcome the challenges of the COVID environment. As we have throughout the turbulence, we’ve leveraged our Snap-on Value Creation Processes to maintain and further develop our ongoing advantages in our people, our brands, and our products. In that regard, we were again honored with product awards from both Motor Magazine and Professional Tool & Equipment News, reflecting our success in connecting with customers and translating that deep insight into winning innovations, adding to the strength of our product line-up and driving our significant progress. Finally, I want to thank our franchisees and associates worldwide for their unfailing dedication, for their valuable contributions, and for their confidence in our possibilities as we proceed through the remainder of 2021 and beyond.”

Segment Results

Commercial & Industrial Group segment net sales of $351.4 million in the quarter compared to $308.4 million last year, reflecting a $32.9 million, or 10.6%, organic sales gain, $7.5 million of acquisition-related sales, and $2.6 million of favorable foreign currency translation. The organic increase reflects higher sales in all of the segment’s operations. In addition, segment net sales in the period increased $16.1 million, or 4.8% from $335.3 million in the third quarter of 2019, reflecting a $3.0 million, or 0.9%, organic sales gain, $7.5 million of acquisition-related sales, and $5.6 million of favorable foreign currency translation.

Operating earnings of $53.6 million in the period compared to $43.1 million in 2020. The operating margin (operating earnings as a percentage of segment net sales) of 15.3% compared to 14.0% a year ago.

Snap-on Tools Group segment net sales of $471.4 million in the quarter compared to $449.8 million last year, reflecting a $16.7 million, or 3.7%, organic sales gain and $4.9 million of favorable foreign currency translation. The organic increase reflects higher activity in both the U.S. and international operations. Additionally, segment net sales in the period increased $86.2 million, or 22.4% from $385.2 million in the third quarter of 2019, reflecting an $80.4 million, or 20.6%, organic sales gain and $5.8 million of favorable foreign currency translation.

Operating earnings of $98.2 million in the period, including $7.5 million of favorable foreign currency effects, compared to $87.1 million in 2020. The operating margin of 20.8% compared to 19.4% last year.

Repair Systems & Information Group segment net sales of $364.4 million in the quarter compared to $317.5 million last year, reflecting a $31.7 million, or 9.9%, organic increase, $12.0 million of acquisition-related sales, and $3.2 million of favorable foreign currency translation. The organic gain primarily reflects higher sales of undercar equipment and of diagnostics and repair information products to independent repair shop owners and managers. In addition, segment net sales in the period increased $41.7 million, or 12.9% from $322.7 million in the third quarter of 2019, reflecting a $24.2 million, or 7.4%, organic sales gain, $13.5 million of acquisition-related sales, and $4.0 million of favorable foreign currency translation.

Operating earnings of $83.3 million in the period, including $0.7 million of favorable foreign currency effects, compared to $80.1 million in 2020. The operating margin of 22.9% compared to 25.2% a year ago.

Financial Services operating earnings of $70.6 million on revenue of $87.3 million in the quarter compared to operating earnings of $65.6 million on revenue of $85.8 million a year ago. Originations of $269.3 million in the third quarter increased $16.5 million, or 6.5%, from 2020 levels.

Corporate expenses in the third quarter of $33.8 million, including higher performance-based compensation and brand-building costs, compared to $24.6 million last year.

Outlook

COVID-19, its subsequent variants, as well as related supply chain inefficiencies, continue to impact economic activity worldwide in 2021. Snap-on is accommodating to the virus-related turbulence and is pursuing opportunities in this mixed environment. The company believes that our markets and our operations have demonstrated and possess considerable resilience against the impact of the virus and that there will be ongoing advancement in the midst of the pandemic. The trajectory of progress, however, may be uncertain due to the evolving nature and duration of the current situation and in 2021, quarterly year-over-year comparisons to 2020 performance may be less meaningful than comparisons to pre-pandemic periods.

Snap-on expects to make continued progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, the company now anticipates that capital expenditures in 2021 will approximate $90 million, of which $53.8 million was incurred in the first nine months of the year. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2021 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on October 21, 2021, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, October 21, 2021, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

For the nine months ended September 26, 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $11.5 million of restructuring charges ($9.3 million after tax or $0.17 per diluted share) for exit and disposal activities that occurred in the six months ended June 27, 2020.

Management believes that adjusting these measures to exclude the restructuring charges provides more meaningful year-over-year comparisons of the company’s 2021 operating performance. For a reconciliation of the 2020 adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.6 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020

Net sales	$1,037.7	$941.6	$3,143.7	$2,518.1
Cost of goods sold	(517.0)	(472.1)	(1,566.3)	(1,285.8)
Gross profit	520.7	469.5	1,577.4	1,232.3
Operating expenses	(319.4)	(283.8)	(958.1)	(816.6)
Operating earnings before financial services	201.3	185.7	619.3	415.7

Financial services revenue	87.3	85.8	262.8	256.3
Financial services expenses	(16.7)	(20.2)	(58.0)	(76.2)
Operating earnings from financial services	70.6	65.6	204.8	180.1

Operating earnings	271.9	251.3	824.1	595.8
Interest expense	(13.2)	(13.8)	(41.8)	(38.6)
Other income (expense) – net	3.7	2.8	11.4	6.3
Earnings before income taxes and equity earnings	262.4	240.3	793.7	563.5
Income tax expense	(60.9)	(55.1)	(182.9)	(130.9)
Earnings before equity earnings	201.5	185.2	610.8	432.6
Equity earnings (loss), net of tax	—	(0.5)	1.5	—
Net earnings	201.5	184.7	612.3	432.6
Net earnings attributable to noncontrolling interests	(5.3)	(5.0)	(15.5)	(14.5)
Net earnings attributable to Snap-on Inc.	$196.2	$179.7	$596.8	$418.1

Net earnings per share attributable to Snap-on Inc.:
Basic	$3.65	$3.31	$11.05	$7.69
Diluted	3.57	3.28	10.83	7.62

Weighted-average shares outstanding:
Basic	53.8	54.3	54.0	54.4
Effect of dilutive securities	1.1	0.5	1.1	0.5
Diluted	54.9	54.8	55.1	54.9

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
Net sales:
Commercial & Industrial Group	$351.4	$308.4	$1,047.6	$870.2
Snap-on Tools Group	471.4	449.8	1,433.8	1,149.0
Repair Systems & Information Group	364.4	317.5	1,110.6	877.1
Segment net sales	1,187.2	1,075.7	3,592.0	2,896.3
Intersegment eliminations	(149.5)	(134.1)	(448.3)	(378.2)
Total net sales	1,037.7	941.6	3,143.7	2,518.1
Financial Services revenue	87.3	85.8	262.8	256.3
Total revenues	$1,125.0	$1,027.4	$3,406.5	$2,774.4

Operating earnings:
Commercial & Industrial Group	$53.6	$43.1	$159.8	$97.5
Snap-on Tools Group	98.2	87.1	300.6	174.1
Repair Systems & Information Group	83.3	80.1	251.4	208.0
Financial Services	70.6	65.6	204.8	180.1
Segment operating earnings	305.7	275.9	916.6	659.7
Corporate	(33.8)	(24.6)	(92.5)	(63.9)
Operating earnings	271.9	251.3	824.1	595.8
Interest expense	(13.2)	(13.8)	(41.8)	(38.6)
Other income (expense) – net	3.7	2.8	11.4	6.3
Earnings before income taxes and equity earnings	$262.4	$240.3	$793.7	$563.5

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	October 2,	January 2,
	2021	2021
Assets
Cash and cash equivalents	$735.5	$923.4
Trade and other accounts receivable – net	653.2	640.7
Finance receivables – net	544.8	530.2
Contract receivables – net	117.8	112.5
Inventories – net	789.6	746.5
Prepaid expenses and other assets	133.4	129.7
Total current assets	2,974.3	3,083.0

Property and equipment – net	520.9	526.2
Operating lease right-of-use assets	52.9	51.9
Deferred income tax assets	49.1	50.3
Long-term finance receivables – net	1,110.4	1,136.3
Long-term contract receivables – net	380.1	374.7
Goodwill	1,171.0	982.4
Other intangibles – net	249.6	260.8
Other assets	72.6	91.7
Total assets	$6,580.9	$6,557.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$17.4	$268.5
Accounts payable	266.9	222.9
Accrued benefits	57.8	59.7
Accrued compensation	101.4	89.9
Franchisee deposits	89.3	78.4
Other accrued liabilities	446.9	445.5
Total current liabilities	979.7	1,164.9

Long-term debt	1,182.7	1,182.1
Deferred income tax liabilities	80.2	70.4
Retiree health care benefits	32.3	34.5
Pension liabilities	103.2	127.1
Operating lease liabilities	35.0	34.0
Other long-term liabilities	98.5	97.7
Total liabilities	2,511.6	2,710.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	467.7	391.7
Retained earnings	5,552.8	5,156.9
Accumulated other comprehensive loss	(394.8)	(365.8)
Treasury stock at cost	(1,645.8)	(1,425.3)
Total shareholders' equity attributable to Snap-on Inc.	4,047.3	3,824.9
Noncontrolling interests	22.0	21.7
Total equity	4,069.3	3,846.6
Total liabilities and equity	$6,580.9	$6,557.3

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Three Months Ended
	October 2,	September 26,
	2021	2020
Operating activities:
Net earnings	$201.5	$184.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.5	18.1
Amortization of other intangibles	6.4	5.8
Provision for losses on finance receivables	5.8	9.8
Provision for losses on non-finance receivables	4.4	4.6
Stock-based compensation expense	9.5	5.6
Deferred income tax benefit	(0.6)	(6.6)
Loss on sales of assets	0.1	0.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(19.4)	(54.0)
Contract receivables	(16.7)	(15.0)
Inventories	(38.5)	28.4
Prepaid and other assets	4.3	17.8
Accounts payable	(11.2)	18.4
Accruals and other liabilities	22.3	5.9
Net cash provided by operating activities	186.4	224.0

Investing activities:
Additions to finance receivables	(208.1)	(196.9)
Collections of finance receivables	200.5	185.2
Capital expenditures	(16.2)	(10.1)
Acquisitions of businesses, net of cash acquired	(3.9)	—
Disposals of property and equipment	0.2	0.5
Other	(2.2)	2.5
Net cash used by investing activities	(29.7)	(18.8)

Financing activities:
Repayment of long-term debt	(250.0)	—
Net increase in other short-term borrowings	0.1	2.3
Cash dividends paid	(66.3)	(58.8)
Purchases of treasury stock	(66.5)	(45.1)
Proceeds from stock purchase and option plans	3.6	2.7
Other	(6.7)	(6.2)
Net cash used by financing activities	(385.8)	(105.1)

Effect of exchange rate changes on cash and cash equivalents	(1.3)	1.2
Increase (decrease) in cash and cash equivalents	(230.4)	101.3

Cash and cash equivalents at beginning of period	965.9	686.2
Cash and cash equivalents at end of period	$735.5	$787.5

Supplemental cash flow disclosures:
Cash paid for interest	$(19.6)	$(19.6)
Net cash paid for income taxes	(60.6)	(104.5)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Nine Months Ended
	October 2,	September 26,
	2021	2020
Operating activities:
Net earnings	$612.3	$432.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	56.4	54.3
Amortization of other intangibles	18.7	17.2
Provision for losses on finance receivables	23.7	41.2
Provision for losses on non-finance receivables	12.5	16.3
Stock-based compensation expense	33.3	12.5
Deferred income tax provision (benefit)	3.4	(8.5)
Loss on sales of assets	1.5	0.7
Settlement of treasury lock	—	1.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(23.4)	58.5
Contract receivables	(12.2)	(26.8)
Inventories	(54.6)	(3.6)
Prepaid and other assets	(10.0)	(0.3)
Accounts payable	48.3	10.3
Accruals and other liabilities	34.0	85.2
Net cash provided by operating activities	743.9	691.0

Investing activities:
Additions to finance receivables	(662.6)	(611.5)
Collections of finance receivables	648.4	542.7
Capital expenditures	(53.8)	(39.1)
Acquisitions of businesses, net of cash acquired	(199.7)	(6.1)
Disposals of property and equipment	1.6	1.4
Other	(0.5)	(1.6)
Net cash used by investing activities	(266.6)	(114.2)

Financing activities:
Proceeds from issuance of long-term debt	—	489.9
Repayment of long-term debt	(250.0)	—
Net increase (decrease) in other short-term borrowings	3.0	(187.7)
Cash dividends paid	(199.7)	(176.5)
Purchases of treasury stock	(355.8)	(95.6)
Proceeds from stock purchase and option plans	158.4	16.5
Other	(20.6)	(19.3)
Net cash provided (used) by financing activities	(664.7)	27.3

Effect of exchange rate changes on cash and cash equivalents	(0.5)	(1.1)
Increase (decrease) in cash and cash equivalents	(187.9)	603.0

Cash and cash equivalents at beginning of year	923.4	184.5
Cash and cash equivalents at end of period	$735.5	$787.5

Supplemental cash flow disclosures:
Cash paid for interest	$(47.5)	$(41.2)
Net cash paid for income taxes	(187.2)	(131.9)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020

Net sales	$1,037.7	$941.6	$—	$—
Cost of goods sold	(517.0)	(472.1)	—	—
Gross profit	520.7	469.5	—	—
Operating expenses	(319.4)	(283.8)	—	—
Operating earnings before financial services	201.3	185.7	—	—

Financial services revenue	—	—	87.3	85.8
Financial services expenses	—	—	(16.7)	(20.2)
Operating earnings from financial services	—	—	70.6	65.6

Operating earnings	201.3	185.7	70.6	65.6
Interest expense	(13.2)	(13.8)	—	—
Intersegment interest income (expense) – net	13.6	16.5	(13.6)	(16.5)
Other income (expense) – net	3.7	2.8	—	—
Earnings before income taxes and equity earnings	205.4	191.2	57.0	49.1
Income tax expense	(47.1)	(42.4)	(13.8)	(12.7)
Earnings before equity earnings	158.3	148.8	43.2	36.4
Financial services – net earnings attributable to Snap-on	43.2	36.4	—	—
Equity earnings (loss), net of tax	—	(0.5)	—	—
Net earnings	201.5	184.7	43.2	36.4
Net earnings attributable to noncontrolling interests	(5.3)	(5.0)	—	—
Net earnings attributable to Snap-on	$196.2	$179.7	$43.2	$36.4

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Nine Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020

Net sales	$3,143.7	$2,518.1	$—	$—
Cost of goods sold	(1,566.3)	(1,285.8)	—	—
Gross profit	1,577.4	1,232.3	—	—
Operating expenses	(958.1)	(816.6)	—	—
Operating earnings before financial services	619.3	415.7	—	—

Financial services revenue	—	—	262.8	256.3
Financial services expenses	—	—	(58.0)	(76.2)
Operating earnings from financial services	—	—	204.8	180.1

Operating earnings	619.3	415.7	204.8	180.1
Interest expense	(41.7)	(38.5)	(0.1)	(0.1)
Intersegment interest income (expense) – net	42.8	51.1	(42.8)	(51.1)
Other income (expense) – net	11.3	6.3	0.1	—
Earnings before income taxes and equity earnings	631.7	434.6	162.0	128.9
Income tax expense	(142.8)	(97.5)	(40.1)	(33.4)
Earnings before equity earnings	488.9	337.1	121.9	95.5
Financial services – net earnings attributable to Snap-on	121.9	95.5	—	—
Equity earnings, net of tax	1.5	—	—	—
Net earnings	612.3	432.6	121.9	95.5
Net earnings attributable to noncontrolling interests	(15.5)	(14.5)	—	—
Net earnings attributable to Snap-on	$596.8	$418.1	$121.9	$95.5

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	October 2,	January 2,	October 2,	January 2,
	2021	2021	2021	2021
Assets
Cash and cash equivalents	$735.2	$923.2	$0.3	$0.2
Intersegment receivables	16.9	14.6	—	0.2
Trade and other accounts receivable – net	652.5	639.7	0.7	1.0
Finance receivables – net	—	—	544.8	530.2
Contract receivables – net	6.7	7.0	111.1	105.5
Inventories – net	789.6	746.5	—	—
Prepaid expenses and other assets	134.0	131.1	8.8	7.8
Total current assets	2,334.9	2,462.1	665.7	644.9

Property and equipment – net	519.1	524.4	1.8	1.8
Operating lease right-of-use assets	50.9	49.7	2.0	2.2
Investment in Financial Services	350.8	349.8	—	—
Deferred income tax assets	25.7	27.6	23.4	22.7
Intersegment long-term notes receivable	571.3	316.9	—	—
Long-term finance receivables – net	—	—	1,110.4	1,136.3
Long-term contract receivables – net	10.3	12.4	369.8	362.3
Goodwill	1,171.0	982.4	—	—
Other intangibles – net	249.6	260.8	—	—
Other assets	84.6	103.9	0.2	0.1
Total assets	$5,368.2	$5,090.0	$2,173.3	$2,170.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$17.4	$18.5	$—	$250.0
Accounts payable	265.9	222.3	1.0	0.6
Intersegment payables	—	—	16.9	14.8
Accrued benefits	57.7	59.7	0.1	—
Accrued compensation	98.0	87.2	3.4	2.7
Franchisee deposits	89.3	78.4	—	—
Other accrued liabilities	425.1	418.8	31.2	35.9
Total current liabilities	953.4	884.9	52.6	304.0

Long-term debt and intersegment long-term debt	—	—	1,754.0	1,499.0
Deferred income tax liabilities	80.2	70.4	—	—
Retiree health care benefits	32.3	34.5	—	—
Pension liabilities	103.2	127.1	—	—
Operating lease liabilities	33.2	31.6	1.8	2.4
Other long-term liabilities	96.6	94.9	14.1	15.1
Total liabilities	1,298.9	1,243.4	1,822.5	1,820.5

Total shareholders' equity attributable to Snap-on	4,047.3	3,824.9	350.8	349.8
Noncontrolling interests	22.0	21.7	—	—
Total equity	4,069.3	3,846.6	350.8	349.8
Total liabilities and equity	$5,368.2	$5,090.0	$2,173.3	$2,170.3

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
AS REPORTED

Charges associated with exit and disposal activities ("restructuring charges")
Pre-tax restructuring charges	$—	$—	$—	$(11.5)
Income tax benefits	—	—	—	2.2
Restructuring charges, after tax	$—	$—	$—	$(9.3)

Weighted-average shares outstanding - diluted	54.9	54.8	55.1	54.9

Diluted EPS - restructuring charges	$—	$—	$—	$(0.17)

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$201.3	$185.7	$619.3	$415.7
Restructuring charges	—	—	—	11.5
As adjusted	$201.3	$185.7	$619.3	$427.2

Operating earnings before financial services as a percentage of sales
As reported	19.4%	19.7%	19.7%	16.5%
As adjusted	19.4%	19.7%	19.7%	17.0%

2) Operating earnings
As reported	$271.9	$251.3	$824.1	$595.8
Restructuring charges	—	—	—	11.5
As adjusted	$271.9	$251.3	$824.1	$607.3

Operating earnings as a percentage of revenue
As reported	24.2%	24.5%	24.2%	21.5%
As adjusted	24.2%	24.5%	24.2%	21.9%

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (continued) (Amounts in millions, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$196.2	$179.7	$596.8	$418.1
Restructuring charges, after tax	—	—	—	9.3
As adjusted	$196.2	$179.7	$596.8	$427.4

4) Diluted EPS
As reported	$3.57	$3.28	$10.83	$7.62
Restructuring charges, after tax	—	—	—	0.17
As adjusted	$3.57	$3.28	$10.83	$7.79

5) Effective tax rate
As reported	23.7%	23.4%	23.5%	23.8%
Restructuring charges	—	—	—	(0.1)
As adjusted	23.7%	23.4%	23.5%	23.7%

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793